Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, dated February 20, 2018

Supplementing the Preliminary Prospectus Supplement, dated February 20, 2018

Registration No. 333-202769

Pricing Term Sheet

February 20, 2018

This pricing term sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated February 20, 2018, relating to these securities (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Other information presented in the Preliminary Prospectus Supplement, including financial information, is deemed to have changed to the extent affected by the changes described herein. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Vulcan Materials Company

Floating Rate Notes due 2021

Issuer:	Vulcan Materials Company

Title of Security:	Floating Rate Notes due 2021 (the “Floating Rate Notes”)

Ratings (Moody’s / S&P / Fitch)*	Baa3 (Stable) / BBB (Stable) / BBB- (Stable)

Principal Amount:	$500,000,000

Maturity Date:	March 1, 2021

Coupon:	N/A

Designated LIBOR Page:	Reuters Page LIBOR 01

Spread to LIBOR:	+ 65 bps

Index Maturity:	Three months

Interest Payment Dates:	March 1, June 1, September 1, December 1 of each year, beginning on June 1, 2018

Initial Interest Rate:	Three month LIBOR plus 65 bps, determined on the second London business day preceding the scheduled closing date

Price to Public:	100% plus accrued interest, if any, from February 23, 2018

Underwriting Discount:	0.400%

Record Dates:	November 15, February 15, May 15 and August 15

Day Count Convention:	Actual/360

Trade Date:	February 20, 2018

Settlement Date:	February 23, 2018 (T+3)

No Optional Redemption:	The Issuer will not have the option to redeem the Floating Rate Notes, in whole or in part, prior to the maturity date thereof.

Change of Control:	Upon a change of control repurchase event (as described in the Preliminary Prospectus Supplement dated February 20, 2018) with respect to the Floating Rate Notes, we will be required to make an offer to purchase all outstanding Floating Rate Notes at a price in cash equal to 101% of the aggregate principal amount outstanding of such Floating Rate Notes repurchased, plus any accrued and unpaid interest to, but not including the repurchase date.

CUSIP / ISIN:	929160 AX7/US929160AX72

Joint Book-Running Managers:	Goldman Sachs & Co. LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Regions Securities LLC SunTrust Robinson Humphrey, Inc.

Co-Managers:	FTN Financial Securities Corp. Synovus Securities Inc. The Williams Capital Group, L.P.

Denominations:	$2,000 and integral multiples of $1,000

Form of Offering:	SEC Registered

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Credit ratings are subject to change depending on financial and other factors.

The issuer has filed a registration statement (including a prospectus) and the related Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at

www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement if you request it by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com, U.S. Bancorp Investments, Inc. at 1-877-558-2607 or Wells Fargo Securities, LLC at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.